[VINCENT & REES, LC LETTERHEAD]

December 29, 2005

The Board of Directors
16B/F Ruixin Road Bldg. No. 25 Gaoxin Road
Xi An 710075 Shaanxi Province, China

Re: Registration of Huifeng Bio-Pharmaceutical Technology, Inc. Common Stock

Gentlemen:

This firm has been retained by Huifeng Bio-Pharmaceutical Technology, Inc. (the "Company") in connection with the Company's registration of up to 800,000 shares of its common stock (the “Common Stock") on Form S-8 (the "Registration Statement"). You have requested that we render an opinion as to whether the Common Stock to be registered pursuant to the Registration Statement was when issued and is, fully paid and non-assessable.

In connection with this representation we have examined the following:

1. Articles of Incorporation, as amended by the Company;

2.	The Bylaws of the Company;

3.	The 2005 Equity Incentive Plan (the “Plan”);

4.	The Registration Statement; and

5.	Unanimous consents, resolutions and minutes of the Board of Directors.

We have examined such other corporate records and documents and have made such other examinations as we deemed relevant. We have also examined relevant aspects of the laws of the State of Nevada, including statutory provisions, Nevada constitutional law and reported judicial decisions interpreting such laws. We have also relied as to certain matters of fact upon representations made to us by officers and agents of the Company.

Based upon the above examination, we are of the opinion that the Company has been duly incorporated and is validly existing and in good standing as a corporation under the laws of the State of Nevada; and, that the shares of Common Stock to be registered pursuant to the Registration Statement, were, when issued, validly authorized, fully paid, and non-assessable.

This letter will act as authorization for utilization of our firm’s name in the Registration Statement, and for utilization of the Opinion of Counsel and reference to the same in the Registration Statement.

Very truly yours,

/s/ Vincent & Rees, LC

Vincent & Rees, LC